Exhibit 10.8

$200,000,000

AMENDED AND RESTATED CREDIT AGREEMENT
among
WORLD WRESTLING ENTERTAINMENT, INC.,
as Borrower,
the Subsidiary Guarantors from Time to Time Parties Hereto,
the Several Lenders from Time to Time Parties Hereto,
RBS CITIZENS, N.A.,
as Documentation Agent,
FIFTH THIRD BANK,
as Syndication Agent,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of April 30, 2013

J.P. MORGAN SECURITIES LLC, as Lead Arranger and Bookrunner

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TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS 1

1.1	Defined Terms 1

1.2	Other Definitional Provisions 19

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS 19

2.1	Commitments 19

2.2	Procedure for Borrowing 20

2.3	Commitment Fees, etc. 20

2.4	Termination or Reduction of Commitments 20

2.5	Optional Prepayments 20

2.6	Mandatory Prepayments and Commitment Reductions. 21

2.7	Conversion and Continuation Options 21

2.8	Limitations on Eurodollar Tranches 21

2.9	Interest Rates and Payment Dates 22

2.10	Computation of Interest and Fees 22

2.11	Inability to Determine Interest Rate 22

2.12	Pro Rata Treatment and Payments 23

2.13	Requirements of Law 24

2.14	Taxes 25

2.15	Indemnity 28

2.16	Change of Lending Office 28

2.17	Replacement of Lenders 29

2.18	Defaulting Lenders 29

SECTION 3.	LETTERS OF CREDIT 31

3.1	L/C Commitment 31

3.2	Procedure for Issuance of Letter of Credit 31

3.3	Fees and Other Charges 31

3.4	L/C Participations 32

3.5	Reimbursement Obligation of the Borrower 32

3.6	Obligations Absolute 33

3.7	Letter of Credit Payments 33

3.8	Applications 33

SECTION 4.	REPRESENTATIONS AND WARRANTIES 33

4.1	Financial Condition 33

4.2	No Change 34

4.3	Existence; Compliance with Law 34

4.4	Power; Authorization; Enforceable Obligations 34

4.5	No Legal Bar 35

4.6	Litigation 35

4.7	No Default 35

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4.8	Ownership of Property; Liens 35

4.9	Intellectual Property 35

4.10	Taxes 35

4.11	Federal Regulations 35

4.12	Labor Matters 36

4.13	ERISA 36

4.14	Investment Company Act; Other Regulations 36

4.15	Subsidiaries 36

4.16	Use of Proceeds 36

4.17	Environmental Matters 37

4.18	Accuracy of Information, etc 37

4.19	Solvency 38

4.20	Senior Debt 38

SECTION 5.	CONDITIONS PRECEDENT 38

5.1	Conditions to Initial Extension of Credit 38

5.2	Conditions to Each Extension of Credit 39

SECTION 6.	AFFIRMATIVE COVENANTS 40

6.1	Financial Statements 40

6.2	Certificates; Other Information 40

6.3	Payment of Obligations 42

6.4	Maintenance of Existence; Compliance 42

6.5	Maintenance of Property; Insurance 42

6.6	Inspection of Property; Books and Records; Discussions 42

6.7	Notices 42

6.8	Environmental Laws 43

6.9	Additional Guarantees 43

SECTION 7.	NEGATIVE COVENANTS 43

7.1	Financial Condition Covenants 43

7.2	Indebtedness 44

7.3	Liens 44

7.4	Fundamental Changes 45

7.5	Disposition of Property 45

7.6	Restricted Payments 46

7.7	Capital Expenditures 46

7.8	Investments 46

7.9	Optional Payments and Modifications of Certain Debt Instruments 47

7.10	Transactions with Affiliates 47

7.11	Sales and Leasebacks 48

7.12	Swap Agreements 48

7.13	Changes in Fiscal Periods 48

7.14	Negative Pledge Clauses 48

7.15	Clauses Restricting Subsidiary Distributions 48

7.16	Lines of Business 48

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SECTION 8.	EVENTS OF DEFAULT 48

SECTION 9.	THE AGENTS 51

9.1	Appointment 51

9.2	Delegation of Duties 51

9.3	Exculpatory Provisions 51

9.4	Reliance by Administrative Agent 51

9.5	Notice of Default 52

9.6	Non-Reliance on Agents and Other Lenders 52

9.7	Indemnification 52

9.8	Agent in Its Individual Capacity 53

9.9	Successor Administrative Agent 53

9.10	Documentation Agent and Syndication Agent 53

SECTION 10.	GUARANTEE 53

10.1	Guarantee 53

10.2	Right of Contribution 54

10.3	No Subrogation 54

10.4	Amendments, etc. with Respect to the Obligations 55

10.5	Guarantee Absolute and Unconditional 55

10.6	Reinstatement 56

10.7	Payments 56

10.8	Keepwell 56

SECTION 11.	MISCELLANEOUS 56

11.1	Amendments and Waivers 56

11.2	Notices 57

11.3	No Waiver; Cumulative Remedies 58

11.4	Survival of Representations and Warranties 58

11.5	Payment of Expenses and Taxes 58

11.6	Successors and Assigns; Participations and Assignments 59

11.7	Adjustments; Set‑off 62

11.8	Counterparts 62

11.9	Severability 62

11.10	Integration 62

11.11	GOVERNING LAW 63

11.12	Submission To Jurisdiction; Waivers 63

11.13	Acknowledgments 63

11.14	Releases of Guarantees 63

11.15	Confidentiality 64

11.16	WAIVERS OF JURY TRIAL 64

11.17	USA PATRIOT Act 64

11.18	Interest Rate Limitation 65

11.19	Effect of Amendment and Restatement 65

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SCHEDULES:
1.1A    Commitments
4.4    Consents, Authorizations, Filings and Notices
4.15    Subsidiaries
7.2(d)    Existing Indebtedness
7.3(f)    Existing Liens

EXHIBITS:
A    Form of Compliance Certificate
B    Form of Closing Certificate
C    Form of Assignment and Assumption
D    Reserved
E    Reserved
F    Form of U.S. Tax Certificate
G    Form of Joinder Agreement
H    Form of Solvency Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 30, 2013, among World Wrestling Entertainment, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors (as herein defined) from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), RBS Citizens, N.A., as documentation agent (in such capacity, the “Documentation Agent”), Fifth Third Bank, as syndication agent (in such capacity, the “Syndication Agent”), and JPMorgan Chase Bank, N.A., as administrative agent.
WHEREAS, the Borrower is party to that certain Credit Agreement, dated as of September 9, 2011 (the “Existing Credit Agreement”), among the Borrower, the Subsidiary Guarantors from time to time parties thereto, the several banks and other financial institutions or entities parties thereto (the “Existing Lenders”), the Documentation Agent, the Syndication Agent and the Administrative Agent;
WHEREAS, the Borrower has requested that the Lenders agree to amend and restate the Existing Credit Agreement in its entirety upon the terms and conditions set forth herein in order to, among other things, extend the Termination Date of the Existing Credit Agreement and make certain other changes as set forth herein;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as of the Restatement Effective Date (as hereinafter defined) to read in its entirety as follows:
SECTION 1.DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

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“Agents”: the collective reference to the Documentation Agent, the Syndication Agent and the Administrative Agent.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Restatement Effective Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the preamble hereto.
“Applicable Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding, provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Extensions of Credit, the Applicable Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Credit shall be held by the Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.18 when a Defaulting Lender shall exist, Applicable Percentages shall be determined without regard to any Defaulting Lender’s Commitment.
“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
≥ 2.00:1.00	2.25%	1.25%
≥ 1.00:1.00 < 2.00:1.00	2.00%	1.00%
< 1.00:1.00	1.75%	0.75%

        Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column above shall apply. In addition, at all times while a Default shall have occurred and be continuing, the highest rate set forth in each column of the foregoing pricing grid shall apply. Each determination of the Consolidated Leverage Ratio shall be made in a manner consistent with the determination thereof pursuant to Section 7.1. In the event that any financial statement or certification delivered pursuant to Section 6.1 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of an Applicable Margin for any period (an “Applicable Period”) that is higher than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable period, (b) determine the

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Applicable Margin for such Applicable Period based upon the corrected compliance certificate and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Loan Documents.
“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
“Approved Fund”: as defined in Section 11.6(b).
“Assignee”: as defined in Section 11.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.
“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding.
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefitted Lender”: as defined in Section 11.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble hereto.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.
“Budget”: as defined in Section 6.2(c).
“Business”: as defined in Section 4.17(b).
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices

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and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries. For the avoidance of doubt, “Capital Expenditures” shall exclude any Investment in a Network Entity made pursuant to Section 7.8(g).
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that obligations that are recharacterized as Capital Lease Obligations due to a change in GAAP after the Original Closing Date shall not be treated as Capital Lease Obligations for any purpose under this Agreement.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated at least AA by S&P and Aa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 for taxable money market mutual funds or $1,000,000,000 for tax-exempt money market mutual funds.

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“Charges”: as defined in Section 11.18.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Commitment”: as to any Lender, the obligation of such Lender to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Commitments is $200,000,000.
“Commitment Fee Rate”: 0.375% per annum.
“Commitment Period”: the period from and including the Restatement Effective Date to the Termination Date.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit A.
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.15 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) all depreciation and amortization expense (including, for the avoidance of doubt, feature film production amortization), (d) any non-cash impairment charges (including in respect of any feature film), (e) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (f) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on the sales of assets outside of the ordinary course of business), and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense and excluding tax incentives in an aggregate amount not to exceed $20,000,000 in any twelve month period in respect of incentives received

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relating to feature film production, television or .com content production) and (iv) any other non-cash income, all as determined on a consolidated basis.
“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures (excluding (i) Capital Expenditures financed with Indebtedness (other than any Loans) incurred during such period in an amount equal to the amount of such Indebtedness so incurred, (ii) Capital Expenditures in connection with the purchase of an aircraft, (iii) Capital Expenditures in connection with the Media Center and (iv) Capital Expenditures in connection with investments in intellectual property and film libraries), (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries and (d) all Restricted Payments in excess of $25,000,000 made during such period.
“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary. For the avoidance of doubt, Consolidated Net Income shall be determined taking into account the income (or loss) of the Borrower or any of its Subsidiaries in connection with transactions between the Borrower or any of its Subsidiaries, on the one hand, and any Network Entity that is not a Subsidiary, on the other hand, provided that such transaction is in the ordinary course of business and upon fair and reasonable terms no less favorable to the Borrower or any of its Subsidiaries than the Borrower or such Subsidiary, as the case may be, would obtain in a comparable arm’s length transaction with a Person that is not a Network Entity.
“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Continuing Directors”: the directors of the Borrower on the Original Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors

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of the Borrower is recommended by at least 66-2/3% of the then Continuing Directors (including directors whose nomination was previously so approved) or such other director receives the vote of the Permitted Holders beneficially owning a majority of the common stock of the Borrower owned by all Permitted Holders in his or her election by the shareholders of the Borrower.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control Trigger”: shall occur when both of the following conditions have been met: (a) the Permitted Holders, in the aggregate, shall at any time during the term of this Agreement cease to own at least 20% of the common stock of the Borrower and (b) Vincent K. McMahon shall cease to act in an executive or advisory capacity, or act as a consultant, to the Borrower unless a majority of the Continuing Directors shall have determined that such continued role is not required; provided, that in the event Vincent K. McMahon dies or is otherwise incapable of performing his role as an executive, advisor or consultant, the condition set forth in the foregoing clause (b) shall not have been met so long as a Permitted Holder or another individual appointed by Permitted Holders beneficially owning a majority of the common stock of the Borrower owned by Permitted Holders in the aggregate shall be appointed as a successor to Vincent K. McMahon.
“Credit Party”: the Administrative Agent, the Issuing Lender or any other Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Documentation Agent”: as defined in the preamble hereto.

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“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.
“ERISA Event”: (a) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (b) any Reportable Event; (c) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (i) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (k) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as

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“Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility and the then current Interest Periods with respect thereto, all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excluded Domestic Subsidiary”: any Domestic Subsidiary with assets or annual revenue for the most recently completed four quarter period of less than $500,000, provided that the aggregate assets or annual revenue for the most recently completed four quarter period of all Domestic Subsidiaries that are “Excluded Domestic Subsidiaries” shall not exceed $5,000,000, in the aggregate (and the Borrower shall designate Domestic Subsidiaries that would otherwise be “Excluded Domestic Subsidiaries” as non-Excluded Domestic Subsidiaries in order to comply with the foregoing limitation).
“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.
“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the

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time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Subsidiary Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Credit Party: (a) income or franchise Taxes imposed on (or measured by) net income by the United States, or by the jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Taxes imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17), any U.S. Federal withholding Taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.14(a).
“Existing Aircraft”: that certain 1998 Canadair Challenger 604 with serial number 5369 and FAA registration number N247WE.
“Existing Lenders”: as defined in the recitals hereto.
“Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding and (b) such Lender’s Applicable Percentage of the L/C Obligations then outstanding.
“Facility”: the Commitments and the extensions of credit made thereunder.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.
“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.
“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

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“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.
“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.
“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the Original Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants (including changes in characterization of financial statement categories), standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement (and the associated definitions contained herein) so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members”: the collective reference to the Borrower and its Subsidiaries.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person

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(the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements determined on a marked to market basis as of the time of such determination. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark

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licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period that would extend beyond the Termination Date;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)    the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
“Investments”: as defined in Section 7.8.
“IRS”: the United States Internal Revenue Service.
“Issuing Lender”: JPMorgan Chase Bank, N.A. or any affiliate thereof, in its capacity as issuer of any Letter of Credit.
“Joinder Agreement”: as defined in Section 6.9(a).
“L/C Commitment”: $20,000,000.
“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

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“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.
“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender Parties”: the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Obligations are owed.
“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
“Letters of Credit”: as defined in Section 3.1(a).
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Loans”: as defined in Section 2.1(a).
“Loan Documents”: this Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties”: each Group Member that is a party to a Loan Document.
“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Maximum Rate”: as defined in Section 11.18.
“Media Center”: the facility or facilities to be utilized by the Borrower for production, filming, taping, post-production, broadcast and related activities associated with film, television, digital media or other forms of content creation and distribution, including, but not limited to, the building, premises, equipment, furniture and fixtures related thereto.
“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

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“Network Entity”: any Person that may be formed in which the Borrower holds a direct or indirect equity interest where the principal purpose of such entity is to broadcast, distribute or otherwise exploit content and other assets created by the Borrower and its Affiliates or created by such Network Entity.

“Non-U.S. Lender”: any Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, (i) any Lender or any affiliate of any Lender, (ii) any Person that was a Lender or an affiliate of a Lender at the time such Specified Swap Agreements and Specified Cash Management Agreements were entered into or (iii) any Person that is a Lender or an affiliate of a Lender on the Restatement Effective Date and entered into such Specified Swap Agreements and Specified Cash Management Agreements on or prior to the Restatement Effective Date), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any such Lender or Person, as the case may be, that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Original Closing Date”: September 9, 2011.
“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.17).
“Participant”: as defined in Section 11.6(c).
“Participant Register”: as defined in Section 11.6(c).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA and/or any successor entity performing similar functions.

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“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
“Permitted Holders”: the collective reference to Vincent K.McMahon, Linda McMahon, Shane B. McMahon and Stephanie M. McMahon, and entities, trusts or estates controlled by, or established for the benefit of, such Persons.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.
“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
“Pro Forma Balance Sheet”: as defined in Section 4.1(a).
“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.
“Properties”: as defined in Section 4.17(a).
“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act (or any successor provision thereto).
“Register”: as defined in Section 11.6(b).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is

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waived pursuant to DOL Reg. Section 4043 as in effect on the Original Closing Date (no matter how such notice requirement may be changed in the future).
“Required Lenders”: at any time, the holders of more than 50% of (a) until the Restatement Effective Date, the Commitments then in effect and (b) thereafter, the Total Commitments then in effect or, if the Commitments have been terminated, the Extensions of Credit then outstanding.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.
“Restatement Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is April 30, 2013.
“Restricted Payments”: as defined in Section 7.6.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between (i) the Borrower or any Subsidiary Guarantor and (ii) the Administrative Agent, any Lender or any affiliate of any Lender, any Person that was a Lender or an affiliate of a Lender at the time such agreement was entered into or any Person that is a Lender or an affiliate of a Lender on the Restatement Effective Date and entered into such agreement on or prior to the Restatement Effective Date, in each case which has been designated by the Administrative Agent or such Lender or Person, as the case may be, and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Subsidiary Guarantor, as a “Specified Cash Management Agreement”.

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“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by (i) the Borrower or any Subsidiary Guarantor and (ii) the Administrative Agent, any Lender or any affiliate of any Lender, any Person that was a Lender or an affiliate of a Lender at the time such Swap Agreement was entered into or any Person that is a Lender or an affiliate of a Lender on the Restatement Effective Date and entered into such Swap Agreement on or prior to the Restatement Effective Date.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that any Network Entity that is not a Subsidiary Guarantor shall not be a Subsidiary of the Borrower. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor”: each Subsidiary of the Borrower other than (i) any Excluded Domestic Subsidiary, (ii) any Excluded Foreign Subsidiary and (iii) any Network Entity to the extent that such Network Entity is unable to guarantee the Obligations pursuant to the terms of its organizational documents.
“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Agreement”: any agreement with respect to any Swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.
“Syndication Agent”: as defined in the preamble hereto.
“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date”: September 9, 2016.
“Total Extensions of Credit”: at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.
“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

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“Transferee”: any Assignee or Participant.
“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
“United States”: the United States of America.
“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate”: as defined in Section 2.14(f)(ii)(D).
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent”: the relevant Loan Party and the Administrative Agent.
1.2    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time. All certificates or statements required or issued hereunder by natural persons in their capacities as officers of any Group Member shall be deemed for all purposes to be issued in such persons capacity as such officer on behalf of such Group Member and not in such person’s individual capacity.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision

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of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS
2.1    Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Applicable Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.4 and 2.7.
(b)    The Borrower shall repay all outstanding Loans on the Termination Date.
2.2    Procedure for Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Loans made on the Restatement Effective Date shall initially be ABR Loans. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
2.3    Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

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(b)    The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
2.4    Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.
2.5    Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $5,000,000 and increments of $1,000,000 above such amount.
2.6    Mandatory Prepayments and Commitment Reductions.In the event that:

(i)    the Extensions of Credit of any Lender at any time exceeds such Lender’s Commitment at such time; or

(ii)    the Total Extensions of Credit exceed the Total Commitments at such time;

the Borrower shall promptly prepay the Loans (and/or provide cash collateral for L/C Obligations) in an aggregate amount equal to such excess amount.

2.7    Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

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(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.8    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
2.9    Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c)    (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation, interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2% from the date of such non‑payment until such amount is paid in full (as well after as before judgment).
(d)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
2.10    Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

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(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).
2.11    Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
(b)     the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
2.12    Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Applicable Percentages.
(b)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.
(c)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 10.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal

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pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(d)    Subject to Section 9.7, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees and unreimbursed drawings under Letters of Credit then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed drawings under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed drawings under Letters of Credit then due to such parties.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.
(f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(g)    If any Lender shall fail to make any payment required to be made by it pursuant to 2.12(d), 2.17(e), 3.4(a) or 10.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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2.13    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Original Closing Date:
(i)    shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
(iii)     shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Original Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law,

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regardless of the date enacted, adopted, issued or implemented; provided that the Borrower is being treated in a manner consistent with other similarly situated borrowers.
(d)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.14    Taxes. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Credit Party receives the amount it would have received had no such withholding been made.
(b)    The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    The Loan Parties shall jointly and severally indemnify each Credit Party for any Indemnified Taxes that are paid or payable by such Credit Party in connection with any Loan Document (including amounts paid or payable under this Section 2.14(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(d) shall be paid within 10 days after the Credit Party delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent.
(e)    Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(e) shall be paid within 10 days after the

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Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii)(A) through (E) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a change in a Requirement of Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;
(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a

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certificate substantially in the form of Exhibit F (a "U.S. Tax Certificate") to the effect that such Lender is not (a) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (b) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.14(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.14(g) shall not be construed to

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require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)    Each party's obligations under this Section 2.14 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.
(i)    For purposes of Sections 2.14(e) and (f), the term “Lender” includes the Issuing Lender.
2.15    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.16    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a).
2.17    Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14(a), (b) is a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other

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amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
2.18    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3(a);
(b)    the Commitment and Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)    if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
(iv)    if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.3(a) and

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Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and participating interests in any issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Original Closing Date and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 3.    LETTERS OF CREDIT
3.1    L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

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(b)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
3.2    Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). On the Restatement Effective Date, the parties hereto agree that any Letter of Credit previously issued and outstanding under the Existing Credit Agreement shall be deemed to be Letters of Credit pursuant to the terms and conditions, and entitled to the benefits, of this Agreement and the other Loan Documents, without any further action by the Borrower or any other Person.
3.3    Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.
(b)     In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
3.4    L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and

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shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing
(b)    If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
3.5    Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.9(b) and (y) thereafter, Section 2.9(c).
3.6    Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender

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that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
4.1    Financial Condition. (a) To the extent required to be delivered pursuant to Section 5.1(b), (i) the unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2012 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (A) the Loans, if any, to be made on the Restatement Effective Date, if any, and the use of proceeds thereof and (B) the payment of fees and expenses in connection with the foregoing and (ii) the Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at December 31, 2012.
(b)    The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2010, December 31, 2011 and December 31, 2012, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte Touche Tohmatsu International, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years

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then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected in the most recent financial statements and the notes thereto referred to in this paragraph. During the period from December 31, 2012 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.
4.2    No Change. Since December 31, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability company power and authority, as applicable, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify as a foreign entity could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or limited liability company power and authority, as applicable, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

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4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
4.8    Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.
4.9    Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim except claims which could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect except to the extent that such use could not reasonably be expected to have a Material Adverse Effect.
4.10    Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.
4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U‑1, as applicable, referred to in Regulation U.
4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

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4.13    ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws except where failure to comply could not reasonably be expected to cause a Material Adverse Effect or otherwise create a Default or Event of Default hereunder; (b) each Plan that is intended to be qualified (i) has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by (or within the time period permitted by law will be submitted to) the Internal Revenue Service or (ii) is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service, and, in either case, to the best knowledge of the Borrowers, nothing has occurred that could prevent or cause the loss of tax-qualified status; (c) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect; and (d) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or to which any Group Member has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Pension Plans.
4.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
4.15    Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.
4.16    Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, shall be used for general corporate purposes (including acquisitions and dividends to the extent permitted hereunder).
4.17    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

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(b)    no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(e)    there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
(f)    the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
(g)    no Group Member has assumed any liability of any other Person under Environmental Laws.
4.18    Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

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4.19    Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.
4.20    Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other terms of similar meaning and import) under any documentation governing subordinated Indebtedness of the Borrower and its Subsidiaries (to the extent the concept of Senior Debt or Designated Senior Debt (or similar concept) exists therein).
SECTION 5.    CONDITIONS PRECEDENT
5.1    Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit are subject to the satisfaction on or prior to the Restatement Effective Date of the following conditions precedent:
(a)    Credit Agreement. The Administrative Agent shall have received this Agreement executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A.
(b)    Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) to the extent any extension of credit is made on the Restatement Effective Date, the Pro Forma Balance Sheet and (ii) audited consolidated financial statements of the Borrower for the 2010, 2011 and 2012 fiscal years.
(c)    Projections. The Lenders shall have received satisfactory projections through the fiscal year ending on December 31, 2015.
(d)    Approvals. All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
(e)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Restatement Effective Date. All such amounts shall, at the option of the Borrower, be paid (i) in cash by the Borrower on the Restatement Effective Date or (ii) with proceeds of Loans made on the Restatement Effective Date, in which case such amounts shall be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Restatement Effective Date.
(f)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

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(g)    Legal Opinion. The Administrative Agent shall have received an executed legal opinion of K&L Gates LLP, counsel to the Borrower and its Subsidiaries in a form reasonably satisfactory to the Administrative Agent.
(h)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate executed by the chief financial officer of the Borrower, substantially in the form of Exhibit H.
(i)    Execution by Lenders. The Administrative Agent shall have received written consent from the Existing Lenders that constitute Required Lenders under the Existing Credit Agreement to the execution and delivery of this Agreement (it being agreed that the entering into this Agreement by any such Existing Lender shall constitute such written consent).
(j)    Existing Credit Agreement. The Administrative Agent and the Lenders shall have received evidence that (i) the principal of and interest on outstanding loans, and all accrued fees and other amounts owing, under the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full, (ii) all commitments to extend credit under the Existing Credit Agreement shall have been terminated (it being understood and agreed that, upon execution and delivery of this Agreement by the Borrower, the Borrower shall be deemed to have elected to terminate the commitments under the Existing Credit Agreement pursuant to Section 2.4 thereof and the prior notice required thereunder is hereby waived) and (iii) all Letters of Credit previously issued and outstanding under the Existing Credit Agreement shall be continued as Letters of Credit hereunder pursuant to Section 3.2, and all accrued and unpaid fees in respect thereof owing prior to the Restatement Effective Date shall have been paid in full in cash.
For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for representations and warranties which by their terms expressly relate to a specified date, which representations and warranties shall be true and correct as of such specified date).
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

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SECTION 6.    AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent and each Lender:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte Touche Tohmatsu International or other independent certified public accountants of nationally recognized standing;
(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year‑end audit adjustments); and
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
6.2    Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (h), to the relevant Lender):
(a)    concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a description of any Person that has become a Group Member and (3) a description of any Subsidiary that ceases to be an Excluded Domestic Subsidiary or an Excluded Foreign Subsidiary, in each case since the date of the most

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recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since December 31, 2012);
(c)    as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) substantially in the form presented to the Administrative Agent by the Borrower with respect to the fiscal year ending December 31, 2013 and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect;
(d)    within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the fourth fiscal quarter of each fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year; provided that the Management’s Discussion and Analysis section of the Borrower’s period filings under the Securities and Exchange Act of 1934 shall satisfy this requirement.
(e)    within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;
(f)     promptly following receipt thereof, copies of (i) any documents described in Sections 101(f) or 101(j) of ERISA prepared with respect to any Pension Plan or (ii) any documents described in Sections 101(f), 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and
(g)    promptly, such additional financial and other information as any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Sections 6.2(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website at http://corporate.wwe.com; or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided, that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent by facsimile or electronic mail of the posting of any such documents and provide to

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the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining copies of such documents.
6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
6.4    Maintenance of Existence; Compliance. Except as permitted by Section 7.4, (a)(i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.5    Maintenance of Property; Insurance. (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business.
6.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that so long as no Default or Event of Default has occurred and is continuing, such visits shall be limited to two times per calendar year.
6.7    Notices. Promptly give notice to the Administrative Agent and each Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)     any litigation or proceeding affecting any Group Member (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought that would affect the Borrower or any of its Subsidiaries in any material respect or (iii) which relates to any Loan Document;

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(d)    the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, as soon as possible and in any event within 10 days after the Borrower knows or has reason to know thereof; and
(e)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.8    Environmental Laws. (h) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(i)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
6.9    Additional Guarantees. (a) With respect to any new Subsidiary (other than any Excluded Domestic Subsidiary, any Excluded Foreign Subsidiary and any Network Entity to the extent that such Network Entity is unable to guarantee the Obligations pursuant to the terms of its organizational documents) created or acquired after December 31, 2012 by any Group Member (which for this purpose shall include any Subsidiary that ceases to be excluded pursuant to the preceding parenthetical after December 31, 2012), promptly cause such new Subsidiary or reclassified Subsidiary to become a Subsidiary Guarantor by executing the Joinder Agreement set forth as Exhibit G hereto (the “Joinder Agreement”). Without limiting the foregoing, each Group Member shall execute and deliver, or cause to be executed and delivered to the Administrative Agent such documents, agreements and instruments, and take or cause to be taken such further actions, which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure the validity of the guarantee created pursuant to Section 10.
(b)    With respect to each Subsidiary Guarantor created or acquired after the Original Closing Date and included on Schedule 4.15 as of the date hereof, deliver to the Administrative Agent within 30 days of the Restatement Effective Date the results of a recent Lien search, which search shall reveal no Liens on any of the assets of such Subsidiary Guarantor except for Liens permitted by Section 7.3.
SECTION 7.    NEGATIVE COVENANTS
The Borrower agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

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7.1    Financial Condition Covenants.
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio determined as of the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 2.8:1.0.
(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio determined as of the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 1.25:1.0.
7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Loan Party pursuant to any Loan Document;
(b)    Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;
(c)    Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;
(d)    Indebtedness outstanding on the Original Closing Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
(e)    Indebtedness (including, without limitation, Capital Lease Obligations) of the Borrower or any of its Subsidiaries to finance the acquisition, construction, repair, replacement or improvement of fixed or capital assets in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding; and
(f)    other Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $70,000,000.

7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

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(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, guild agreements and other obligations of a like nature incurred in the ordinary course of business;
(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(f)    Liens in existence on the Original Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d) (and Liens securing any refinancings, refundings, renewals or extensions thereof as permitted pursuant to Section 7.2(d)), provided that no such Lien is spread to cover any additional property after the Original Closing Date and that the amount of Indebtedness secured thereby is not increased;
(g)    Liens securing Indebtedness of the Borrower or any Subsidiary (i) incurred pursuant to Section 7.2(e) to finance the acquisition, construction, repair, replacement or improvement of fixed or capital assets or (ii) incurred pursuant to Section 7.2(f) in connection with the purchase or capital lease of an aircraft, in each case provided that (x) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets or aircraft, as the case may be, (y) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (z) the amount of Indebtedness secured thereby is not increased;
(h)    any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
(i)    Liens arising in the ordinary course of business from netting services, overdraft protection, Swap Agreements, cash management agreements and otherwise in connection with deposit, securities and commodities accounts; and
(j)    Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time.
7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) or into another Subsidiary of the Borrower if neither party to such merger or consolidation is a Subsidiary Guarantor;
(b)    any Subsidiary of the Borrower which is not a Subsidiary Guarantor may liquidate, wind up or dissolve itself if the Borrower determines in good faith that such liquidation, wind up or dissolution is in the best interest of the Borrower and its Subsidiaries;

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(c)    any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and
(d)    any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.
7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a)    the Disposition of obsolete or worn out property or assets (other than current assets) no longer used or useful in the ordinary course of business;
(b)    any Disposition of Cash Equivalents in exchange for cash or Cash Equivalents;
(c)    any Disposition of property to effect an Investment permitted under Section 7.8(a), (b), (c), (f) or (g);
(d)     the sale of inventory in the ordinary course of business;
(e)    Dispositions permitted by clause (i) of Section 7.4(c);
(f)    the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;
(g)    the sale of the Existing Aircraft; and
(h)    the Disposition of other property having a fair market value not to exceed $15,000,000 in the aggregate for any fiscal year of the Borrower.
7.6    Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor; and
(b) the Borrower may make Restricted Payments in an unlimited amount; provided that (i) no Default or Event of Default has occurred and is continuing and (ii) after giving effect to the making of such Restricted Payments (as if such Restricted Payments had been made on the last day of the most recently completed period of four consecutive fiscal quarters of the Borrower ending prior to such date), the Borrower is in pro forma compliance with the covenants set forth in Section 7.1 after giving effect to the making of such Restricted Payments.
7.7    Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries not exceeding during the term of this

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Agreement (commencing on the Restatement Effective Date) (i) $90,000,000 in connection with the Media Center, (ii) $25,000,000 in connection with the purchase of an aircraft and (iii) $85,000,000 in the aggregate in connection with any other Capital Expenditures, including any amounts payable in connection with the purchase of an aircraft in excess of $25,000,000. Capital Expenditures permitted pursuant to the foregoing clause (iii) shall be increased by an amount equal to the net cash proceeds from the sale of the Existing Aircraft in accordance with Section 7.5(g) and shall not include Capital Expenditures in connection with the Media Center.
7.8    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)    extensions of trade credit in the ordinary course of business;
(b)    investments in Cash Equivalents;
(c)    investments in certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by a Lender that is a commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $150,000,000;
(d)    investments made pursuant to the terms of the WWE Investment Policy as delivered to the Administrative Agent and the Lenders prior to the Restatement Effective Date; provided, that any amendment, supplement or modification (pursuant to a waiver or otherwise) of such policy that is materially adverse to the Lenders shall be subject to the consent of the Required Lenders;
(e)    Guarantee Obligations permitted by Section 7.2;
(f)    loans and advances to employees or independent contractors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;
(g)    intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor; and
(h)    in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an unlimited amount; provided that (i) no Default or Event of Default has occurred and is continuing and (ii) the Consolidated Leverage Ratio determined as of the last day of the period of four consecutive fiscal quarters of the Borrower preceding such Investment is less than 1.5:1.0 after giving pro forma effect to any borrowing in connection therewith.
7.9    Optional Payments and Modifications of Certain Debt Instruments.  (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness incurred pursuant to Section 7.2(d), (e), (f) or (g); provided that this clause (a) shall not be applicable if (i) no Default or Event of Default has occurred and is continuing and (ii) the Consolidated Leverage Ratio determined as of the last day of the period of four consecutive fiscal quarters of the Borrower preceding such optional payment is less than 1.5:1.0.

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(b) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions to any Indebtedness incurred pursuant to Section 7.2(e) or 7.2(f) in any material respect that is adverse to the Lenders.
7.10    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. For the avoidance of doubt, transactions related to the formation of the Network Entities and transactions between the Borrower and its Subsidiaries, on the one hand, and any Network Entity that is not a Subsidiary, on the other hand, shall not be deemed to be outside of the ordinary course of business.
7.11    Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
7.12    Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
7.13    Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
7.14    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations or other secured Indebtedness otherwise permitted under this Agreement (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
7.15    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

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7.16    Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or the businesses of a diversified media and entertainment company.
SECTION 8.    EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
(e)    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $10,000,000 or more; or
(f)    (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment,

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winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or
(g)    (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan or Multiemployer Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect ; or
(h)    one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
(i)    any material provision of any Loan Document, including the guarantee contained in Section 10 (other than as expressly permitted hereunder), shall cease for any reason to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
(j)    (i) the Permitted Holders shall cease to have the power to vote or direct the voting of securities having a majority of the voting power for the election of directors of the Borrower (determined on a fully diluted basis); (ii) the Control Trigger shall occur; or (iii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon

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the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 9.    THE AGENTS
9.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
9.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in‑fact selected by it with reasonable care.
9.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this

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Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such

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investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys‑in‑fact or affiliates.
9.7    Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
9.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
9.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of

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the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 11.5 shall continue to inure to its benefit. If the Administrative Agent resigns under this Section 9.9, then the Administrative Agent shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor or any other Issuing Lender appointed pursuant to the terms hereunder shall (i) succeed to all of the rights, powers, privileges and duties of the retiring Administrative Agent as the retiring Issuing Lender and the retiring Administrative Agent shall be discharged from all of its respective duties and obligations as Issuing Lender under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by the retiring Administrative Agent, if any, outstanding at the time of such succession or make other arrangement reasonably satisfactory to the retiring Administrative Agent to effectively assume the obligations of the retiring Administrative Agent with respect to such Letters of Credit.
9.10    Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.
SECTION 10.    GUARANTEE
10.1    Guarantee.
(i)    Each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lender Parties and their respective successors, indorsees, transferees and assigns permitted hereunder, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (other than, with respect to any Subsidiary Guarantor, any Excluded Swap Obligations of such Subsidiary Guarantor).
(ii)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor under this Section 10.1 and under the other Loan Documents shall in no event exceed the amount which is permitted under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 10.2).
(iii)    Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing the guarantee contained in this Section 10 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
(iv)    The guarantee contained in this Section 10 shall remain in full force and effect until all the Obligations and the obligations of each Subsidiary Guarantor under the guarantee contained in this Section 10 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Loan Parties may be free from any Obligations.
(v)    No payment made by any Loan Party, any of the Subsidiary Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender Party from any Loan Party, any of the Subsidiary Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any

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such payment (other than any payment made by such Subsidiary Guarantor in respect of the Obligations or any payment received or collected from such Subsidiary Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.
10.2    Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.3. The provisions of this Section 10.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lender Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.
10.3    No Subrogation. Notwithstanding any payment made by any Subsidiary Guarantor hereunder or any set-off or application of funds of any Subsidiary Guarantor by the Administrative Agent or any Lender Party, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender Party against any Loan Party, any of the Subsidiary Guarantors or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender Party for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from any Loan Party or any of the Subsidiary Guarantors in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lender Parties by the Borrowers and the other applicable Loan Parties on account of the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Administrative Agent and the Lender Parties, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
10.4    Amendments, etc. with Respect to the Obligations. Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender Party may be rescinded by the Administrative Agent or such Lender Party and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender Party, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by any Agent or Lender Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

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10.5    Guarantee Absolute and Unconditional. Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender Party upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10 and all dealings between any Loan Party and any of the Subsidiary Guarantors, on the one hand, and the Agents and the Lender Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Loan Party or any of the Subsidiary Guarantors with respect to the Obligations. Each Subsidiary Guarantor understands and agrees that the guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or right of offset with respect thereto at any time or from time to time held by any of the Agents or any Lender Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Loan Party or any other Person against any Agent or Lender Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Loan Party or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of such Borrower or applicable Loan Party, as the case may be, for the Obligations, or of such Subsidiary Guarantor under the guarantee contained in this Section 10, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any US Guarantor, the Administrative Agent or any Lender Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Loan Party, any other Subsidiary Guarantor, or any other Person or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Loan Party, any other Guarantor, or guarantee or to exercise any such right of offset, or any release of any Loan Party, any other Guarantor, or any other Person or guarantee or right of offset, shall not relieve any US Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender Party against any Subsidiary Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of legal proceedings relating to this guarantee or the Obligations.
10.6    Reinstatement. The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
10.7    Payments. Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim at the Funding Office.
10.8    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Section 10 in respect of any Specified Swap Agreement (provided, however, that each Qualified ECP Guarantor shall

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only be liable under this Section 10.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.8, or otherwise under this Section 10, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.8 shall remain in full force and effect until such time as such Qualified ECP Guarantor is released from its Obligations hereunder. Each Qualified ECP Guarantor intends that this Section 10.8 constitute, and this Section 10.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Subsidiary Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 11.    MISCELLANEOUS

11.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) amend, modify or waive Section 2.12(a), 2.12(b) or 11.7(a) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of all Lenders; (iv) amend, modify or waive the definition of “Required Lenders” or any other voting provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of all Lenders; (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Subsidiary Guarantors from their obligations under Section 10, in each case without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 10 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

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11.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:
World Wrestling Entertainment, Inc.
1241 East Main Street
Stamford, CT 06902
Attention: Chief Financial Officer
Telecopy: 203-353-0236
Telephone: 203-352-8600

with a copy to:

World Wrestling Entertainment, Inc.
1241 East Main Street
Stamford, CT 06902
Attention: General Counsel
Telecopy: 203-353-0236
Telephone: 203-352-8600

Administrative Agent:	JPMorgan Chase Bank, N.A. Loan Operations 10 South LaSalle Street Floor 7 Chicago, IL 60603
Attention: Glenda Timpton
Telecopy: 312-385-7097
Telephone: 312-732-2014

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
11.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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11.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
11.5    Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and its Affiliates for all their costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and its Affiliates and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Restatement Effective Date (in the case of amounts to be paid on the Restatement Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, and provided, further, that this Section 11.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 11.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

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11.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person or the Borrower or any of its Affiliates, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(C) the Issuing Lender (such consent not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made

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available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any

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amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (ii) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.13 and 2.14 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Original Closing Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or

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expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
11.7    Adjustments; Set‑off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 11.6), in a greater proportion than any such payment received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender as shall be necessary to cause such Benefitted Lender to share the excess payment ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.
11.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
11.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

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11.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
11.12    Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
11.13    Acknowledgements. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
11.14    Releases of Guarantees. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any

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Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.
(b)    At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, any guarantee created under Section 9 shall be released.
11.15    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

11.16    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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11.17    USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
11.18    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.18 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by such Lender.
11.19    Effect of Amendment and Restatement. On the Restatement Effective Date, the Existing Credit Agreement is hereby amended and restated in its entirety. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Restatement Effective Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. On the Restatement Effective Date, any outstanding L/C Exposure under the Existing Credit Agreement shall be reallocated among the Lenders in accordance with their respective Applicable Percentages.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
WORLD WRESTLING ENTERTAINMENT, INC.,
as Borrower

By:    /s/George A. Barrios
Name:    George A. Barrios
Title:    Chief Financial Officer

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TSI REALTY COMPANY,
EVENT SERVICES, INC,
WWE STUDIOS, INC.,
WWE FILMS DEVELOPMENT, INC.,
WWE STUDIOS PRODUCTION, INC.,
WWE TE PRODUCTIONS, INC.,
WWE PROPERTIES INTERNATIONAL, INC.,
MARINE: HOMEFRONT, INC., and
WWE STUDIOS ORIGINALS, INC.,

each as a Subsidiary Guarantor

By:    /s/George A. Barrios
Name:    George A. Barrios
Title:    Chief Financial Officer

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JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender
By:    /s/James McDonnell
Name:    James McDonnell
Title:    Authorized Officer
RBS Citizens, N.A.,
as a Lender
By:    /s/Thomas S. Drake
Name:    Thomas S. Drake
Title:    Vice President
Fifth Third Bank,
as a Lender
By:    /s/Valerie Schanzer
Name:    Valerie Schanzer
Title:    Vice President
Bank of America, N.A.,
as a Lender
By:    /s/Christoper T. Phelan
Name:    Christoper T. Phelan
Title:    Senior Vice President
People's United Bank, N.A.,
as a Lender
By:    /s/Craig Kincade
Name:    Craig Kincade
Title:    Senior Commercial Relationship
Manager, SVP
TriState Capital Bank, N.A.,
as a Lender
By:    /s/George L. Ziminski
Name:    George L. Ziminski
Title:    Senior Vice President

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Schedule 1.1A
Commitments

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$70,000,000.00
RBS Citizens, N.A.	$35,000,000.00
Fifth Third Bank	$35,000,000.00
Bank of America, N.A.	$25,000,000.00
People's United Bank	$25,000,000.00
TriState Capital Bank	$10,000,000.00
TOTAL	$200,000,000.00

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Schedule 4.4
Consents, Authorizations, Filings, and Notices

None.

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Schedule 4.15
Subsidiaries
(All subsidiaries are wholly-owned, directly or indirectly, except where indicated)
TSI Realty Company (a Delaware corporation)
Event Services, Inc. (a Delaware corporation)
- WM Labor MGT. Inc. (a Delaware corporation)
WWE Studios, Inc. (a Delaware corporation)
- WWE Studios Originals, Inc. (a Delaware corporation)
- WWE Films Development, Inc. (a Delaware corporation)
- WWE Studios Production, Inc. (a Delaware corporation) (f/k/a WWE Animation, Inc.)

- WWE TE Productions, Inc. (a Delaware corporation)
- WWE LH Productions, Inc. (a Delaware corporation)
- Marine Productions Australia Pty Limited (an Australia corporation)
- Barricade Productions Inc. (a British Columbia corporation)
- Marine 3, LLC (a Louisiana limited liability company)
- Marine: Homefront, Inc. (a Delaware corporation)
- Homefront Productions Inc. (a British Columbia company)
- Twelve RR, Inc. (a Delaware corporation)
- Reload Films, Inc. (a British Columbia company)
- Six Forty Two Films, Inc. (a Delaware corporation)
- One More Time Films, Inc. (a Delaware corporation)
- One Last Job Films Inc. (a British Columbia company)
WWE Properties International, Inc. (a Delaware corporation)
- XFL, LLC (50 percent owned)
WWE Japan LLC (a Japanese limited liability company)
WWE Australia Pty Limited (an Australia limited liability company)
World Wrestling Entertainment (International) Limited (a UK corporation)
World Wrestling Entertainment Canada, Inc. (a Canadian corporation)

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Schedule 7.2(d)

Existing Indebtedness

-None-

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Schedule 7.3(f)

Existing Liens

-none-

EXHIBIT A
FORM OF
COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered pursuant to Section 6.2(b) of the Amended and Restated Credit Agreement, dated as of April 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WORLD WRESTLING ENTERTAINMENT, INC. (the “Borrower”), the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, the Documentation Agent and Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
1.I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.
2.I have reviewed and am familiar with the contents of this Certificate.
3.I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].
4.Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1 of the Credit Agreement.
IN WITNESS WHEREOF, I have executed this Certificate in my capacity as the [Chief Financial Officer] of the Borrower this ____ day of _______, 20__.
________________________________
Name:
Title:

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Attachment 1
to Compliance Certificate

[Attach Financial Statements]

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Attachment 2
to Compliance Certificate

The information described herein is as of ______, ____, and pertains to the period from _________, ____ to ________________ __, ____.
[Set forth Covenant Calculations]

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EXHIBIT B
FORM OF
CLOSING CERTIFICATE

Pursuant to Section 5.1(f) of the Amended and Restated Credit Agreement, dated as of April 30, 2013 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among WORLD WRESTLING ENTERTAINMENT, INC. (the “Borrower”) , the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, the Documentation Agent and Syndication Agent named therein, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”):
The undersigned Chief Financial Officer of [INSERT NAME OF LOAN PARTY] (the “Certifying Loan Party”) hereby certifies in his/her capacity as Chief Financial Officer as follows:
1.The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties which by their terms expressly relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
2.___________________ is the duly elected and qualified Assistant Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer's true and genuine signature.
3.No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any extensions of credit requested to be made on the date hereof and the use of proceeds thereof. [Borrower only]
4.The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Closing Date. [Borrower only]
5.There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.
IN WITNESS WHEREOF, the undersigned has hereunto set his/her name as of the date set forth below.
____________________________________
Name:
Title: Chief Financial Officer
Date: __________, 20__

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The undersigned Assistant Secretary of the Certifying Loan Party hereby certifies in his/her capacity as Assistant Secretary as follows:

6.	The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.
7.Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Loan Party on _________________; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.
8.Attached hereto as Annex 2 is a true and complete copy of the by-laws of the Certifying Loan Party as in effect on the date hereof.
9.Attached hereto as Annex 3 is a true and complete copy of the certificate of incorporation of the Certifying Loan Party as in effect on the date hereof.
10.Attached hereto as Annex 4 is a long form good standing certificate from the jurisdiction of organization of the Certifying Loan Party.
11.The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:
Name                Office                    Signature
________________________
________________________
________________________
IN WITNESS WHEREOF, the undersigned has hereunto set his/her name as of the date set forth below.
____________________________________
Name:
Title: Assistant Secretary
Date: __________, 20__

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EXHIBIT C
FORM OF
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________

2.	Assignee: ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s): WORLD WRESTLING ENTERTAINMENT, INC.

4.	Administrative Agent: JPMORGAN CHASE BANK, N.A., as administrative agent under the Credit Agreement

5.
Credit Agreement:    The Amended and Restated Credit Agreement, dated as of April 30, 2013 among WORLD WRESTLING ENTERTAINMENT, INC., the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other agents parties thereto

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6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

_________________________________
NAME OF ASSIGNOR

By:______________________________
Name:
Title:

ASSIGNEE

_________________________________
NAME OF ASSIGNEE

By:______________________________
Name:
Title:

_________________________________
1Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Term Commitment,” “Tranche B Term Commitment”).
2Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

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[Consented to and] To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By_________________________________
Name:
Title:

[Consented to:] To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

WORLD WRESTLING ENTERTAINMENT, INC.

By________________________________
Name:
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By________________________________
Name:
Title:

_______________________________
3To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

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ANNEX 1

Reference is made to that certain Amended and Restated Credit Agreement, dated as of April 30, 2013, among WORLD WRESTLING ENTERTAINMENT, INC., as Borrower, the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other agents parties thereto.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

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3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT F-1

FORM OF
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Amended and Restated Credit Agreement, dated as of April 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WORLD WRESTLING ENTERTAINMENT, INC. (the “Borrower”), the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents named therein. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
IN WITNESS WHEREOF, the undersigned has duly executed this certificate.
[NAME OF LENDER]
By:______________________________________
Name:
Title:

Date: ___________, 20__

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EXHIBIT F-2

FORM OF
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Amended and Restated Credit Agreement, dated as of April 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WORLD WRESTLING ENTERTAINMENT, INC. (the “Borrower”), the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents named therein. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption (and other appropriate forms from each of its partners/members not claiming the portfolio interest exemption). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
IN WITNESS WHEREOF, the undersigned has duly executed this certificate.
[NAME OF LENDER]
By:______________________________________
Name:
Title:
Date: ___________, 20__

509265-1594-11436-13799415

EXHIBIT F-3

FORM OF
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Amended and Restated Credit Agreement, dated as of April 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WORLD WRESTLING ENTERTAINMENT, INC. (the “Borrower”), the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents named therein. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]
By:______________________________________
Name:
Title:

Date: ___________, 20__

509265-1594-11436-13799415

EXHIBIT F-4

FORM OF
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Amended and Restated Credit Agreement, dated as of April 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WORLD WRESTLING ENTERTAINMENT, INC. (the “Borrower”), the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents named therein. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption (and other appropriate forms from each of its partners/members not claiming the portfolio interest exemption). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
IN WITNESS WHEREOF, the undersigned has duly executed this certificate.
[NAME OF PARTICIPANT]
By:______________________________________
Name:
Title:

Date: ___________, 20__

509265-1594-11436-13799415

EXHIBIT G
FORM OF
JOINDER AGREEMENT
JOINDER AGREEMENT, dated as of [ ] (this “Agreement”), made by [ ], a [ ] (the “Subsidiary”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions or entities (the “Lenders”) from time to time parties to that certain Amended and Restated Credit Agreement, dated as of April 30, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among World Wrestling Entertainment, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto and the Administrative Agent and the other agents parties thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
WHEREAS, the Credit Agreement requires that the Borrower promptly cause the Subsidiary to become a party thereto as a Subsidiary Guarantor; and
WHEREAS, the Subsidiary has agreed to execute and deliver this Agreement in order to become a party to the Credit Agreement as a Subsidiary Guarantor;
NOW, THEREFORE, IT IS AGREED:
By executing and delivering this Agreement, the Subsidiary, as provided in Section 6.9 of the Credit Agreement, hereby becomes a party to the Credit Agreement as a Subsidiary Guarantor thereunder with the same force and effect as if originally named therein as a Subsidiary Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Subsidiary Guarantor thereunder. The Subsidiary hereby represents and warrants that (i) each of the representations and warranties contained in the Credit Agreement is true and correct on and as of the date hereof (after giving effect to this Agreement) as if made on and as of such date and (ii) the Subsidiary has delivered to the Administrative Agent any documents required by the Administrative Agent pursuant to Section 6.9 of the Credit Agreement.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

509265-1594-11436-13799415

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.
[SUBSIDIARY]

By: _________________________________
Name:
Title:
Address:

ACKNOWLEDGED AND AGREED:

WORLD WRESTLING ENTERTAINMENT, INC.,
as Borrower

By: _________________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By: _________________________________
Name:
Title:

509265-1594-11436-13799415

EXHIBIT H
FORM OF
SOLVENCY CERTIFICATE
April 30, 2013

This Solvency Certificate is delivered pursuant to Section 5.1(h) of the Amended and Restated Credit Agreement, dated as of April 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WORLD WRESTLING ENTERTAINMENT, INC. (the “Borrower”), the Subsidiary Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents named therein. Unless otherwise defined herein, capitalized terms used in this Solvency Certificate have the meanings ascribed to them in the Credit Agreement.
I, _______________________, the Chief Financial Officer of the Borrower, DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the transactions contemplated thereunder:

1.    The sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis.

2.    The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they become absolute and matured.

3.    The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.    The Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, nor do they believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.    The Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6.    For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7.    The undersigned is familiar with the business and financial position of the Borrower and its subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.
[Remainder of page intentionally left blank]

509265-1594-11436-13799415

IN WITNESS WHEREOF, I have executed this Solvency Certificate in my capacity as Chief Financial Officer of the Borrower as of this ___ day of _________, 2013.

By:___________________________
Name: [ ]
Title:     Chief Financial Officer

509265-1594-11436-13799415